Autodesk Press Release

Media Contact:        Greg Eden, 415-547-2135
Email:             greg.eden@autodesk.com

Investors Contact:     David Gennarelli, 415-507-6033
Email:             david.gennarelli@autodesk.com

Autodesk Hosts Annual Investor Day
Company Shares Details for Business Model Transition; Provides FY14 Q3 and Q4 Business Outlook

Autodesk Gallery, San Francisco, October 2, 2013 - Today, Autodesk, Inc. (NASDAQ: ADSK) is hosting members of the investment community at its annual Investor Day. Held in the Autodesk Gallery in San Francisco, the design and engineering software leader will share plans for expanding its market opportunity and transitioning to a more ratable and recurring business model. Autodesk also reiterated its revenue and non-GAAP EPS third quarter fiscal 2014 business outlook, updated the third quarter GAAP EPS business outlook, and provided initial business outlook for its fourth quarter of fiscal 2014. In addition, Autodesk announced that it had signed a definitive agreement with the shareholders of Graitec to acquire technology and expertise for structural fabrication and detailing including Graitec’s Advance Steel and Advance Concrete product lines (see related announcement).

“We are transforming our business to better serve the growing number of people that rely on Autodesk tools every day and position the company for its next stage of growth,” said Carl Bass, Autodesk president and CEO. “We believe our ability to capitalize on the technology and market dynamics affecting our business will expand the number of designers, engineers, builders and creators using our desktop, mobile and cloud-based software.”

At today’s event, Bass will join Mark Hawkins, Autodesk executive vice president and CFO, and other members of the Autodesk leadership team to discuss the demands and opportunities of the current market, business model transition, financial metrics, and the company’s corporate strategy.

Business Outlook
The following statements are forward-looking statements that are based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below. Autodesk’s business outlook for the third and fourth quarter of fiscal 2014 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment, and interest expense related to Autodesk's $750 million debt offering in December 2012.

Third Quarter Fiscal 2014
Autodesk reiterates its third quarter fiscal 2014 revenue and non-GAAP EPS business outlook and updates its GAAP EPS business outlook.

3Q FY14 Guidance Metrics	Q3 FY14 (ending October 31, 2013)
Revenue (in millions)	$540-$555
EPS GAAP	$0.17-$0.21
EPS Non-GAAP	$0.36-$0.40

Non-GAAP earnings per diluted share exclude $0.11 related to stock-based compensation expense, $0.05 for the amortization of acquisition related intangibles and $0.03 related to restructuring charges.

Fourth Quarter Fiscal 2014
Autodesk provides its initial fourth quarter fiscal 2014 business outlook.

4Q FY14 Guidance Metrics	Q4 FY14 (ending January 31, 2014)
Revenue* (in millions)	$560-$580
EPS GAAP	$0.09-$0.16
EPS Non-GAAP	$0.29-$0.36
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* Includes impact of approximately $50 million from business model transition. Deferred revenue is expected to increase by an equivalent amount related to this change.
Non-GAAP earnings per diluted share exclude $0.12 related to stock-based compensation expense, $0.06 for the amortization of acquisition related intangibles, and $0.02 related to restructuring charges.
Both third and fourth quarter fiscal 2014 outlook assumes annual effective tax rates of approximately 23 percent and approximately 25 percent for GAAP and non-GAAP results, respectively.  These rates do not include one-time discrete items but do reflect the extension of the federal R&D tax credit benefit through December 31, 2013.

Investor Meeting Webcast
Please visit www.autodesk.com/investors to view a live webcast of the meeting with Autodesk Management beginning today at 8:30 a.m. PT. The live audio broadcast with slides can be accessed at http://www.autodesk.com/investors. A webcast replay and podcast replay of the event will be available beginning later today on our website at http://www.autodesk.com/investors. This replay will be maintained on the Autodesk website for at least twelve months.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the transformation of our business, our growth, statements in the paragraphs under “Business Outlook” above, and other statements regarding our expected strategies, market and products positions, performance, and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: general market, political, economic and business conditions; failure to maintain our revenue growth and profitability; failure to maintain cost reductions and productivity increases or otherwise control our expenses; the success of our restructuring activities; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations and finance infrastructure projects; weak or negative growth in the industries we serve; failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings; failure to successfully expand adoption of our products, slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; failure of key new applications to achieve anticipated levels of customer acceptance; failure to achieve continued success in technology advancements; interruptions or terminations in the business of Autodesk consultants; the expense and impact of legal or regulatory proceedings; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s report on Form 10-K for the year ended January 31, 2013, and Form 10-Q for the quarter ended July 31, 2013, which are on file with the U.S. Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk
Autodesk helps people imagine, design and create a better world. Everyone-from design professionals, engineers and architects to digital artists, students and hobbyists-uses Autodesk software to unlock their creativity and solve important challenges. For more information visit autodesk.com or follow @autodesk.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.
© 2013 Autodesk, Inc. All rights reserved.